UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2015

InspireMD, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35731	26-2123838
(State or other	(Commission File Number)	(IRS Employer
jurisdiction		Identification No.)
of incorporation)

321 Columbus Avenue
Boston, Massachusetts	02116
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (857) 453-6553

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02        Results of Operations and Financial Condition.

On January 5, 2015, InspireMD, Inc. (the “Company”) issued a press release pre-announcing its revenue and cash and cash equivalents for the fiscal quarter ended December 31, 2014. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the information in this Current Report on Form 8-K, including Exhibit 99.1, that is furnished pursuant to this Item 2.02 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 5.02        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 5, 2015, the Company amended each of (i) that certain Employment Agreement with Alan Milinazzo, the Company’s president and chief executive officer, dated as of January 3, 2013, as first amended on April 24, 2013, and (ii) that certain Employment Agreement with James J. Barry, PhD, the Company’s executive vice president and chief operating officer, dated as of July 14, 2014, in order to provide that, for a limited period of time to be mutually agreed to by the Company and each of Mr. Milinazzo and Mr. Barry, each of Mr. Milinazzo and Mr. Barry shall receive 50% of his base salary in cash payments, with the remaining 50% to be paid in an equivalent amount of shares of restricted common stock of the Company, payable and granted in equal installments in accordance with the Company’s normal payroll practices (collectively, the “Base Salary Amendments”). Such shares of restricted stock to be issued in lieu of cash base salary shall vest immediately and be valued as of the closing price of the Company’s common stock on the trading day on the date of grant.

On January 5, 2015, the Company amended the Amended and Restated Employment Agreement with Craig Shore, the Company’s chief financial officer, chief administrative officer, secretary and treasurer, dated as of May 5, 2014, to modify the terms of his annual bonus (the “Annual Bonus Amendment” and together with the Base Salary Amendments, the “Amendments”). The Annual Bonus Amendment removed from Mr. Shore’s Amended and Restated Employment Agreement the provision disallowing payment of annual bonus compensation if he achieved less than 70% of the target objectives and performance goals determined by the Company’s Board of Directors in consultation with Mr. Shore. Pursuant to the Annual Bonus Amendment, Mr. Shore is eligible to receive the percentage of his annual bonus corresponding to the percentage of his achievement of such target objectives and performance goals.

The foregoing summaries of the Amendments are not complete, and are qualified in their entirety by reference to the full text of such Amendments that are attached as Exhibits 10.1,10.2 and 10.3 of this Current Report on Form 8-K.

On January 5, 2015, the Company’s compensation committee amended its compensation policy for directors to provide that effective as of July 1, 2014, each director shall forego any cash compensation in exchange for such number of immediately vested 10 year stock options having a black-scholes value equal to the cash compensation otherwise due to such director under the Company’s current director compensation policies. As a result of such amendment, on January 5, 2014, the Company granted to each of Sol Barer, Michael Berman, James Loughlin, Campbell Rogers and Paul Stuka, each a director of the Company, options to purchase 41,611, 38,045, 48,745, 32,100 and 46,367 shares of Company’s common stock, respectively, in lieu of the cash compensation that was owed to them for their services as directors for the third and fourth calendar quarters of 2014 (which was $17,500, $16,000, $20,500, $13,500 and $19,500, respectively). Each of these options has a term of 10 years, an exercise price of $0.78 per share, the closing price of the Company’s common stock on the date of the grant, and vested immediately.

Item 8.01        Other Events.

The information set forth in Item 2.02 of this report is incorporated herein by reference.

Item 9.01        Financial Statements and Exhibits.

(d)        Exhibits

Exhibit Number	Description
10.1	Second Amendment to Employment Agreement, dated January 5, 2015, by and between InspireMD, Inc. and Alan Milinazzo
10.2	Amendment to Employment Agreement, dated January 5, 2015, by and between InspireMD, Inc. and James J. Barry, PhD
10.3	First Amendment to Amended and Restated Employment Agreement, dated January 5, 2015, by and between InspireMD, Inc. and Craig Shore
99.1	Press Release dated January 5, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InspireMD, Inc.

Date: January 6, 2015	By:	/s/ Craig Shore
Name: Craig Shore
Title: Chief Financial Officer